Registration Statement No.333-264388
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated October 15, 2024 to the Prospectus dated May 26, 2022, the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated September 22, 2022

US$299,000
Senior Medium-Term Notes, Series I
Market Linked Notes due October 18, 2027
Linked to a Basket of Three ETFs

●The notes are designed for investors who are seeking 1-to-1 positive return based on any appreciation in the level of an equally-weighted basket (the “Basket”) consisting of three ETFs (each, a “Basket Component”) as listed on page P-2, subject to the Maximum Redemption Amount (as defined below). Investors must be willing to accept that the payment at maturity will not exceed the Maximum Redemption Amount.

●The Maximum Redemption Amount is $1,301.00 for each $1,000 in principal amount (a 30.10% return on the notes).

●If the Final Level of the Basket decreases from its Initial Level, investors will receive a cash amount at maturity that is equal to the principal amount.

●Investing in the notes is not equivalent to a direct investment in the Basket Components.

●The notes do not bear interest. The notes will not be listed on any securities exchange.

●All payments on the notes are subject to the credit risk of Bank of Montreal.

●The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

●The CUSIP number of the notes is 06376BZN1.

●Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

●The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Strike Date:	October 14, 2024
Pricing Date:	October 15, 2024	Valuation Date:	October 13, 2027
Settlement Date:	October 18, 2024	Maturity Date:	October 18, 2027

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% $299,000.00	0.60% $1,794.00	99.40% $297,206.00

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $994.00 and $1,000 per $1,000 in principal amount.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $972.97 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset; Basket Components; Weighting Percentages; Initial Basket Component Levels:[2]

The Reference Asset is an equally weighted basket consisting of the following ETFs (the “Basket” and the underlying ETFs, the “Basket Components”):

Basket Component

Bloomberg Ticker

Weighting Percentage

Initial Basket Component Level*

The shares of Financial Select Sector SPDR® Fund

XLF

33.33%

$46.80

The shares of Consumer Staples Select Sector SPDR® Fund

XLP

33.33%

$81.97

The shares of Health Care Select Sector SPDR® Fund

XLV

33.34%

$154.74

*With respect to each Basket Component, its closing level on the Strike Date.

Underlying Index:

With respect to the Financial Select Sector SPDR® Fund, the Financial Select Sector Index, with respect to the Consumer Staples Select Sector SPDR® Fund, the Consumer Staples Select Sector Index, and with respect to the Health Care Select Sector SPDR® Fund, the Health Care Select Sector Index.

Payment at Maturity:

If the Percentage Change of the Basket is positive and the Percentage Change of the Basket multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change of the Basket is positive and the Percentage Change of the Basket multiplied by the Upside Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Basket x Upside Leverage Factor)]

If the Percentage Change of the Basket is zero or negative, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return

Upside Leverage Factor:	100.00%
Maximum Return:	30.10%
Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,301.00 per $1,000 in principal amount of the notes.
Initial Level:[2]	100.00
Final Level:	Initial Level x (1 + Percentage Change)
Percentage Change:	The sum of the Weighted Percentage Change for each Basket Component.
Weighted Percentage Change:	With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.
Component Change:	With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula: (Final Basket Component Level - Initial Basket Component Level) Initial Basket Component Level
Final Basket Component Level:	With respect to each Basket Component, its closing level on the Valuation Date.
Strike Date:	October 14, 2024
Pricing Date:	October 15, 2024
Settlement Date:	October 18, 2024
Valuation Date:[1]	October 13, 2027
Maturity Date:[1]	October 18, 2027

Calculation Agent:	BMOCM
Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes – Anti-dilution Adjustments to a Reference Asset that is an Equity Security (Including Any ETF)” and “— Adjustments Relating to Notes Linked to a Basket” in the product supplement for additional information.

Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Basket, reflecting the 100.00% Upside Leverage Factor, and Maximum Return of 30.10%. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples.

Hypothetical Percentage Change of the Basket	Participation in Percentage Change	Hypothetical Return of the Notes
35.10% 30.10%	100% Upside Exposure, subject to the Maximum Return	30.10% 30.10%
20.00% 10.00%	100% Upside Exposure	20.00% 10.00%
-10% -100%	No Upside Payment	0% 0%

Additional Terms of the Notes

You should read this document together with the product supplement dated September 22, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated September 22, 2022:
https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:
https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

●Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of any Basket Components. — The return on your notes will not be greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change of the Basket multiplied by the Upside Leverage Factor exceeds the Maximum Return.

●Changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. A change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components. The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease. Therefore, in determining the level of the Basket as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of one or more other Basket Components.

●Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Basket Components. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Basket

●Owning the notes is not the same as owning shares of the Basket Components or a security directly linked to the Basket or Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Basket Components or a security directly linked to the performance of the Basket or Basket Components and held that investment for a similar period. Your notes may trade quite differently from the Basket Components. Changes in the level of a Basket Component may not result in comparable changes in the market value of your notes. Even if the levels of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Basket Components increase. In addition, any dividends or other distributions paid on a Basket Component will not be reflected in the amount payable on the notes.

●You will not have any shareholder rights and will have no right to receive any shares of the Basket Components (or any company included in a Basket Component) at maturity. — Investing in your notes will not make you a holder of any shares of the Basket Components or any securities held by the Basket Components. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Basket Components or such underlying securities.

●No delivery of shares of the Basket Components. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Basket Component delivered to you at maturity.

●Changes that affect an Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — With respect to each Basket Component, the policies of the applicable index sponsors concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Basket Component and, therefore, could affect the share price of the Basket Components, the amounts payable on the notes, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsors changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsors discontinues or suspends the calculation or publication of the applicable Underlying Index.

●We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. — The sponsors of the Underlying Indices are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Underlying Index.

●Adjustments to a Basket Component could adversely affect the notes. — The sponsors and advisor of each Basket Component is responsible for calculating and maintaining that Basket Component. The sponsors and advisor of each Basket Component can add, delete or substitute the stocks comprising that Basket Component or make other methodological changes that could change the share price of the applicable Basket Component at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

●We and our affiliates do not have any affiliation with any applicable investment advisor or the Basket Component Issuer and are not responsible for their public disclosure of information. — The investment advisor of each Basket Component advises the issuer of the applicable Basket Component (each, a “Basket Component Issuer” and, collectively, the “Basket Component Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Basket Component. We and our affiliates are not affiliated with the investment advisor of any Basket Component or any Basket Component Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Basket Component. No investment advisor of a Basket Component nor any Basket Component Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Basket Component that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Basket Component Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Basket Component Issuers.

●The correlation between the performance of a Basket Component and the performance of the applicable Underlying Index may be imperfect. — The performance of each Basket Component is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on a Basket Component may correlate imperfectly with the return on the applicable Underlying Index.

●The Basket Components are subject to management risks. — The Basket Components are subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Basket Component Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help the applicable Basket Component track the relevant industry or sector.

●You must rely on your own evaluation of the merits of an investment linked to the Basket Components. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Basket Components or the prices of the securities held by or included in the Basket Components. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Basket Components or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Basket Components at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Related to the Financial Select Sector SPDR® Fund

●An investment in the notes is subject to risks associated with foreign securities markets. — All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies in the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse economic, business, or political developments could have a major effect on the value of the securities held by the Financial Select Sector SPDR® Fund. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political or regulatory events relating to the financial services sector.

Risks Related to the Consumer Staples Select Sector SPDR® Fund

●An investment in the notes is subject to risks associated with investments in securities in the consumer staples sector. — All or substantially all of the securities tracked by the Consumer Staples Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the consumer staples sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Consumer staples companies are subject to government regulation affecting their products, which may negatively impact these companies’ performance. For instance, government regulations may affect the permissibility of using various food additives and production methods of companies that make food products, which could affect company profitability. Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation. Also, the success of food, beverage, household and personal product companies may be strongly affected by consumer interest, marketing campaigns and other factors affecting supply and demand, including performance of the overall domestic and global economy, interest rates, competition and consumer confidence and spending. These factors could affect the consumer staples sector and could affect the value of the securities tracked by the Consumer Staples Select Sector SPDR® Fund and the price of the Consumer Staples Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

Risks Related to the Health Care Select Sector SPDR® Fund

●An investment in the notes is subject to risks associated with investments in securities in the health care sector. — All or substantially all of the securities tracked by the Health Care Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the health care sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Companies in the health care sector are subject to government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure, limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. These factors could affect the health care sector and could affect the value of the securities tracked by the Health Care Select Sector SPDR® Fund and the price of the Health Care Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

General Risk Factors

●Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

●Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Basket Components or the securities held by a Basket Component on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Basket Components and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

●Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

●Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Basket Components, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

●The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

●Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

●Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

●Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Basket Components or securities held by the Basket Components, futures or options relating to the Basket Components or securities held by the Basket Components or other derivative instruments with returns linked or related to changes in the performance on the Basket Components or securities held by the Basket Components. We or our affiliates may also trade in the Basket Components, such securities, or instruments related to the Basket Components or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

●Many economic and market factors will influence the value of the notes. — In addition to the levels of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

●Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, the Maximum Return of 30.10%, the Maximum Redemption Amount of $1,301.00, and a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Basket. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level of the Basket	Hypothetical Final Level of the Basket Expressed as a Percentage of the Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$1,301.00	30.10%
180.00	180.00%	$1,301.00	30.10%
160.00	160.00%	$1,301.00	30.10%
140.00	140.00%	$1,301.00	30.10%
130.10	130.10%	$1,301.00	30.10%
110.00	110.00%	$1,100.00	10.00%
105.00	105.00%	$1,050.00	5.00%
100.00	100.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
80.00	80.00%	$1,000.00	0.00%
60.00	60.00%	$1,000.00	0.00%
40.00	40.00%	$1,000.00	0.00%
20.00	20.00%	$1,000.00	0.00%
0.00	0.00%	$1,000.00	0.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of –10.00%. Because the Percentage Change of the Basket is negative, the investor receives a payment at maturity of $1,000.00 per $1,000 in principal amount of the notes.

Example 2: The level of the Basket increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 105.00, representing a Percentage Change of 5.00%. Because the hypothetical Percentage Change of the Basket is positive and the Percentage Change of the Basket multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,050.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (5.00% x 100.00%) = $1,050.00

Example 3: The level of the Basket increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Percentage Change of the Basket is positive and the Percentage Change of the Basket multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,301.00 per $1,000 in principal amount of the notes (the Maximum Redemption Amount). The return on the notes in this example is less than the Percentage Change of the Basket.

U.S. Federal Tax Information

We intend to treat the notes, and in the opinion of our counsel, Mayer Brown LLP, the notes should be treated, as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Please see the discussion in the product supplement dated September 22, 2022 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Indebtedness—Where the Term of the Notes Exceeds One Year,” which applies to the notes.

Under current Internal Revenue Service guidance, withholding on "dividend equivalent" payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are "delta-one" instruments. Based on our determination that the notes are not delta-one instruments, non-United States holders (as defined in the product supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

 BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page.

 Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

 We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

 You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Basket Components or as to the suitability of an investment in the notes.

 BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

 We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

 For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA")) for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

●Barbados

●Bermuda

Additional Information Relating to the Estimated Initial Value of the Notes

 Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

●a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

●one or more derivative transactions relating to the economic terms of the notes.

 The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

The Basket Components

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Basket Component Issuer and the Basket Component Issuers will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Basket Components or any securities included in any Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Basket Components in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the price of the shares of the Basket Components on the Valuation Date, and therefore could affect the payments on the notes.

The selection of a Basket Component is not a recommendation to buy or sell the shares of that Basket Component. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Basket Components. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Basket Components may be obtained through the SEC’s website at http://www.sec.gov.

We encourage you to review recent levels of the Basket Components prior to making an investment decision with respect to the notes.

The Financial Select Sector SPDR® Fund (“XLF”)

The Financial Select Sector SPDR® Fund (the “XLF”) is an investment portfolio managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the XLF. The XLF is an exchange-traded fund that trades on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “XLF.”

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective

The XLF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial sector, as represented by the Financial Select Sector Index (the “IXM”). The IXM measures the performance of the financial sector of the U.S. equity market and includes companies in the following industries: diversified financial services; insurance; banks; capital markets; mortgage real estate investment trusts (“REITS”); consumer finance; and thrifts and mortgage finance. The returns of the XLF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Replication

The XLF pursues the indexing strategy of “replication” in attempting to approximate the performance of IXM. The XLF will generally invest in substantially all of the equity securities included in the IXM in approximately the same proportions as the IXM. There may, however, be instances where SSFM may choose to overweight another stock in the IXM, purchase securities not included in the IXM that SSFM believes are appropriate to substitute for a security included in the IXM or utilize various combinations of other available investment techniques in seeking to track accurately the IXM. The XLF will normally invest at least 95% of its total assets in common stocks that comprise the IXM. The XLF may invest its remaining assets in money market instruments (including repurchase contracts). Options and futures contracts (and convertible securities and structured notes) may be used by the XLF in seeking performance that corresponds to the IXM and managing cash flows. SSFM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the S&P 500® Index (“SPX”) to be reflected in the portfolio composition of the XLF. The Board of Trustees of the Select Sector SPDR® Trust may change the XLF’s investment strategy and other policies without shareholder approval.

Correlation

The IXM is a theoretical financial calculation, while the XLF is an actual investment portfolio. The performance of the XLF and the IXM will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The XLF, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in a tracking index.

The Financial Select Sector Index

The IXM is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the SPX and are involved in the financial industry. The IXM is one of the nine Select Sector sub-indices of the SPX, each of which we refer to as a “Select Sector Index.”

The Index is also sponsored and compiled by S&P DJI. S&P DJI determines the composition of the Index and relative weightings of the securities in the Index based on the Index methodology (as the “Index Compilation Agent”). S&P DJI also publishes information regarding the market value of the Index (as the “Index Provider”). S&P DJI is not affiliated with the Fund or the Adviser. The composition and weighting of the stocks included in the IXM will likely differ from the composition and weighting of stocks included in any similar Select Sector Index that is published and disseminated by S&P. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the SPX which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

The Select Sector Indices

Construction, Maintenance and Calculation of The Select Sector Indices:

The Select Sector Index is developed and maintained in accordance with the following criteria:

●Each of the component stocks in a Select Sector Index (the “Component Stocks”) has been selected from the universe of companies defined by the SPX.

●Each stock in the SPX is allocated to one and only one of the Select Sector Indices.

●The Index Compilation Agent assigns each constituent stock of the S&P 500 Index to a Select Sector Index based on the Global Industry Classification Standard (“GICS”). S&P DJI has sole control over the removal of stocks from the S&P 500 and the selection of replacement stocks to be added to the S&P 500.

●Each Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Select Sector Index reflects the total market value of all of its Component Stocks relative to a particular base period. Statisticians refer to this type of index, one with a set of combined variables (such as price and number of shares), as a composite index.

●Each Select Sector Index is calculated using the same methodology utilized by S&P DJI in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the “Index Divisor.”

●Each Select Sector Index is weighted, on a quarterly basis, based on the float-adjusted market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured with prices as of the reference date and membership, shares outstanding and investable weight factors as of the rebalancing effective date may not exceed 25% of the total value of its respective Select Sector Index; and (ii) the sum of the constituent stocks with weight greater than 4.8% cannot exceed 50% of the total Index weight.

●Rebalancing the Select Sector Indices to meet the asset diversification requirements will be the responsibility of S&P. If on the second Friday of any calendar quarter-end month (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Select Sector Index will be reduced and the market capitalization-based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Select Sector Index will be reduced to 23% of the total value of the Select Sector Index and the excess amount will be redistributed proportionally across the remaining Component Stocks that each represent less than 23% of the total value of the Select Sector Index. If as a result of this redistribution, another Component Stock then exceeds 23%, the redistribution will be repeated as necessary until no company breaches the 23% weight cap. Second, if the sum of Component Stocks that each exceed 4.8% of the total value of the Select Sector Index exceeds 50% of the total value of the Index, the Component Stocks will be ranked in descending order of their float-adjusted market capitalization, and the first Component Stock to cause the 50% limit to be breached will be reduced to 4.5% and the excess amount will be distributed proportionally across all remaining Component Stocks that represent less than 4.5% of the total value of the Select Sector Index. This redistribution process will be repeated as necessary until at least 50% of the value of the Select Sector Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Select Sector Index. If necessary, this reallocation process may take place more than once to ensure that the Select Sector Index and the Select Sector SPDR Fund portfolio based upon it conform to the requirements for qualification of the Select Sector SPDR Fund as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

This occurs at the closing prices of the second Friday of March, June, September and December and becomes effective after the market close on the third Friday of March, June, September and December.

If, on the second to last business day of March, June, September, or December a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September, or December, and membership, shares outstanding, and investable weight factors as of the rebalancing effective date.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the index calculation agent that a Component Stock’s Select Sector Index assignment should be changed, the index calculation agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the SPX insofar as practicable.

The Consumer Staples Select Sector SPDR® Fund (“XLP”)

The Consumer Staples Select Sector SPDR® Fund (the “XLP”) is an investment portfolio managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the XLP. The XLP is an exchange-traded fund that trades on the NYSE Arca, Inc. ("NYSE Arca") under the ticker symbol “XLP.”

Information provided to or filed with the SEC by the Select Sector SPDR® Trust can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective

The XLP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the consumer staples sector, as represented by the Consumer Staples Select Sector Index (the “IXR”). The IXR measures the performance of the consumer staples sector of the U.S. equity market and includes companies in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products. The returns of the XLP may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Replication

The XLP pursues the indexing strategy of “replication” in attempting to approximate the performance of IXR. The XLP will generally invest in substantially all of the equity securities included in the IXR in approximately the same proportions as the IXR. There may, however, be instances where SSFM may choose to overweight another stock in the IXR, purchase securities not included in the IXR that SSFM believes are appropriate to substitute for a security included in the IXR or utilize various combinations of other available investment techniques in seeking to track accurately the IXR. The XLP will normally invest at least 95% of its total assets in common stocks that comprise the IXR. The XLP may invest its remaining assets in money market instruments (including repurchase contracts). Swaps, options and futures contracts (and convertible securities and structured notes) may be used by the XLP in seeking performance that corresponds to the IXR and managing cash flows. SSFM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the SPX to be reflected in the portfolio composition of the XLP. The Board of Trustees of the Select Sector SPDR® Trust may change the XLP’s investment strategy and other policies without shareholder approval.

Correlation

The IXR is a theoretical financial calculation, while the XLP is an actual investment portfolio. The performance of the XLP and the IXR will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The XLP, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in a tracking index.

The Consumer Staples Select Sector Index

The IXR is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the SPX and are involved in the consumer staples industry. The IXR is one of the eleven Select Sector sub-indices of the SPX, each of which we refer to as a “Select Sector Index.”

The Index is also sponsored and compiled by S&P DJI. S&P DJI determines the composition of the Index and relative weightings of the securities in the Index based on the Index methodology (as the “Index Compilation Agent”). S&P DJI also publishes information regarding the market value of the Index (as the “Index Provider”). S&P DJI is not affiliated with the Fund or the Adviser. The composition and weighting of the stocks included in the IXR will likely differ from the composition and weighting of stocks included in any similar Select Sector Index that is published and disseminated by S&P. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the SPX which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

The Select Sector Indices

Construction, Maintenance and Calculation of The Select Sector Indices:

The Select Sector Index is developed and maintained in accordance with the following criteria:

●Each of the component stocks in a Select Sector Index (the “Component Stocks”) has been selected from the universe of companies defined by the SPX.

●Each stock in the SPX is allocated to one and only one of the Select Sector Indices.

●The Index Compilation Agent assigns each constituent stock of the S&P 500 Index to a Select Sector Index based on the Global Industry Classification Standard (“GICS”). S&P DJI has sole control over the removal of stocks from the S&P 500 and the selection of replacement stocks to be added to the S&P 500.

●Each Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Select Sector Index reflects the total market value of all of its Component Stocks relative to a particular base period. Statisticians refer to this type of index, one with a set of combined variables (such as price and number of shares), as a composite index.

●Each Select Sector Index is calculated using the same methodology utilized by S&P DJI in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the “Index Divisor.”

●Each Select Sector Index is weighted, on a quarterly basis, based on the float-adjusted market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured with prices as of the reference date and membership, shares outstanding and investable weight factors as of the rebalancing effective date may not exceed 25% of the total value of its respective Select Sector Index; and (ii) the sum of the constituent stocks with weight greater than 4.8% cannot exceed 50% of the total Index weight.

●Rebalancing the Select Sector Indices to meet the asset diversification requirements will be the responsibility of S&P. If on the second Friday of any calendar quarter-end month (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Select Sector Index will be reduced and the market capitalization-based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Select Sector Index will be reduced to 23% of the total value of the Select Sector Index and the excess amount will be redistributed proportionally across the remaining Component Stocks that each represent less than 23% of the total value of the Select Sector Index. If as a result of this redistribution, another Component Stock then exceeds 23%, the redistribution will be repeated as necessary until no company breaches the 23% weight cap. Second, if the sum of Component Stocks that each exceed 4.8% of the total value of the Select Sector Index exceeds 50% of the total value of the Index, the Component Stocks will be ranked in descending order of their float-adjusted market capitalization, and the first Component Stock to cause the 50% limit to be breached will be reduced to 4.5% and the excess amount will be distributed proportionally across all remaining Component Stocks that represent less than 4.5% of the total value of the Select Sector Index. This redistribution process will be repeated as necessary until at least 50% of the value of the Select Sector Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Select Sector Index. If necessary, this reallocation process may take place more than once to ensure that the Select Sector Index and the Select Sector SPDR Fund portfolio based upon it conform to the requirements for qualification of the Select Sector SPDR Fund as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

This occurs at the closing prices of the second Friday of March, June, September and December and becomes effective after the market close on the third Friday of March, June, September and December.

If, on the second to last business day of March, June, September, or December a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September, or December, and membership, shares outstanding, and investable weight factors as of the rebalancing effective date.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the index calculation agent that a Component Stock’s Select Sector Index assignment should be changed, the index calculation agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the SPX insofar as practicable.

The Health Care Select Sector SPDR® Fund (“XLV”)

The Health Care Select Sector SPDR® Fund (the “XLV”) is an investment portfolio managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the XLV. The XLV is an exchange-traded fund that trades on the NYSE Arca, Inc. ("NYSE Arca") under the ticker symbol “XLV.”

Information provided to or filed with the SEC by the Select Sector SPDR® Trust can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective

The XLV seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the health care sector, as represented by the Health Care Select Sector Index (the “IXV”). The IXV measures the performance of the health care sector of the U.S. equity market and includes companies in the following industries: health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and healthcare technology. The returns of the XLV may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Replication

The XLV pursues the indexing strategy of “replication” in attempting to approximate the performance of IXV. The XLV will generally invest in substantially all of the equity securities included in the IXV in approximately the same proportions as the IXV. There may, however, be instances where SSFM may choose to overweight another stock in the IXV, purchase securities not included in the IXV that SSFM believes are appropriate to substitute for a security included in the IXV or utilize various combinations of other available investment techniques in seeking to track accurately the IXV. The XLV will normally invest at least 95% of its total assets in common stocks that comprise the IXV. The XLX may invest its remaining assets in money market instruments (including repurchase contracts). Swaps, options and futures contracts (and convertible securities and structured notes) may be used by the XLV in seeking performance that corresponds to the IXV and managing cash flows. SSFM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the SPX to be reflected in the portfolio composition of the XLV. The Board of Trustees of the Select Sector SPDR® Trust may change the XLV’s investment strategy and other policies without shareholder approval.

Correlation

The IXV is a theoretical financial calculation, while the XLV is an actual investment portfolio. The performance of the XLV and the IXV will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The XLV, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in a tracking index.

The Health Care Select Sector Index

The IXV is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the SPX and are involved in the health care industry. The IXV is one of the eleven Select Sector sub-indices of the SPX, each of which we refer to as a “Select Sector Index.”

The Index is also sponsored and compiled by S&P DJI. S&P DJI determines the composition of the Index and relative weightings of the securities in the Index based on the Index methodology (as the “Index Compilation Agent”). S&P DJI also publishes information regarding the market value of the Index (as the “Index Provider”). S&P DJI is not affiliated with the Fund or the Adviser. The composition and weighting of the stocks included in the IXV will likely differ from the composition and weighting of stocks included in any similar Select Sector Index that is published and disseminated by S&P. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the SPX which is determined, composed and calculated by S&P without regard to the Index Compilation Agent.

The Select Sector Indices

Construction, Maintenance and Calculation of The Select Sector Indices:

The Select Sector Index is developed and maintained in accordance with the following criteria:

●Each of the component stocks in a Select Sector Index (the “Component Stocks”) has been selected from the universe of companies defined by the SPX.

●Each stock in the SPX is allocated to one and only one of the Select Sector Indices.

●The Index Compilation Agent assigns each constituent stock of the S&P 500 Index to a Select Sector Index based on the Global Industry Classification Standard (“GICS”). S&P DJI has sole control over the removal of stocks from the S&P 500 and the selection of replacement stocks to be added to the S&P 500.

●Each Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Select Sector Index reflects the total market value of all of its Component Stocks relative to a particular base period. Statisticians refer to this type of index, one with a set of combined variables (such as price and number of shares), as a composite index.

●Each Select Sector Index is calculated using the same methodology utilized by S&P DJI in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the “Index Divisor.”

●Each Select Sector Index is weighted, on a quarterly basis, based on the float-adjusted market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured with prices as of the reference date and membership, shares outstanding and investable weight factors as of the rebalancing effective date may not exceed 25% of the total value of its respective Select Sector Index; and (ii) the sum of the constituent stocks with weight greater than 4.8% cannot exceed 50% of the total Index weight.

●Rebalancing the Select Sector Indices to meet the asset diversification requirements will be the responsibility of S&P. If on the second Friday of any calendar quarter-end month (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Select Sector Index will be reduced and the market capitalization-based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Select Sector Index will be reduced to 23% of the total value of the Select Sector Index and the excess amount will be redistributed proportionally across the remaining Component Stocks that each represent less than 23% of the total value of the Select Sector Index. If as a result of this redistribution, another Component Stock then exceeds 23%, the redistribution will be repeated as necessary until no company breaches the 23% weight cap. Second, if the sum of Component Stocks that each exceed 4.8% of the total value of the Select Sector Index exceeds 50% of the total value of the Index, the Component Stocks will be ranked in descending order of their float-adjusted market capitalization, and the first Component Stock to cause the 50% limit to be breached will be reduced to 4.5% and the excess amount will be distributed proportionally across all remaining Component Stocks that represent less than 4.5% of the total value of the Select Sector Index. This redistribution process will be repeated as necessary until at least 50% of the value of the Select Sector Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Select Sector Index. If necessary, this reallocation process may take place more than once to ensure that the Select Sector Index and the Select Sector SPDR Fund portfolio based upon it conform to the requirements for qualification of the Select Sector SPDR Fund as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

This occurs at the closing prices of the second Friday of March, June, September and December and becomes effective after the market close on the third Friday of March, June, September and December.

If, on the second to last business day of March, June, September, or December a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September, or December, and membership, shares outstanding, and investable weight factors as of the rebalancing effective date.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the index calculation agent that a Component Stock’s Select Sector Index assignment should be changed, the index calculation agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the SPX insofar as practicable.

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated May 26, 2022, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on May 26, 2022.